Exhibit 99.1

MERIDIAN BIOSCIENCE REPORTS FOURTH QUARTER AND FULL-YEAR OPERATING RESULTS, SETS FISCAL 2019 CASH DIVIDEND RATE, AND PROVIDES FISCAL 2019 GUIDANCE

CINCINNATI, OHIO November 8, 2018 (GLOBE NEWSWIRE) Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced financial results for the fourth quarter and fiscal year ended September 30, 2018.

Business Highlights:

●	Completed consolidation of separately-run businesses into two integrated global business units

●	Streamlined organization to build a stronger, more efficient and sustainable management structure

●	Entered into a strategic collaboration with DiaSorin to sell Helicobacter Pylori tests

●	Launched new branding strategy

●	Released fiscal 2019 guidance of per share diluted earnings between $0.74 and $0.76 on net revenue growth of 2%-4% and operating margin of approximately 20%

Fourth Quarter 2018 Financial Highlights:

●	Total revenue increased 7% to $53.1 million, as compared to $49.7 million in the fourth quarter of fiscal 2017

●	Diagnostics segment revenues grew 2% to $36.8 million (also 2% growth in constant-currency)

●	Life Science segment revenues grew 19% to $16.3 million (20% growth in constant-currency)

●

Reported operating income of $7.1 million (including $4.6 million of costs associated with restructuring activities and litigation costs), a decrease of 19% from the fourth quarter of fiscal 2017, which included $0.8 million of similar costs

●	Reported GAAP EPS of $0.13 per diluted share and non-GAAP EPS of $0.20 per diluted share (see non-GAAP financial measure reconciliation below)

●	Declared regular quarterly cash dividend of $0.125 per share

Full Fiscal Year 2018 Financial Highlights:

●	Total revenue increased 6% to $213.6 million, as compared to $200.8 million in fiscal 2017

●	Diagnostics segment revenues grew 5% to $150.5 million (4% growth in constant-currency)

●	Life Science segment revenues grew 10% to $63.1 million (9% growth in constant-currency)

●

Reported operating income of $31.6 million (including $13.1 million of costs associated with restructuring activities and litigation costs), a decrease of 16% from fiscal 2017, which included $0.8 million of similar costs and a $6.6 million non-cash goodwill impairment charge

●	Reported GAAP EPS of $0.56 per diluted share and non-GAAP EPS of $0.74 per diluted share (see non-GAAP financial measure reconciliation below)

●	Returned $21.2 million to shareholders through dividend distributions

Fourth Quarter 2018 Results

Total revenue for the fourth quarter of fiscal 2018 increased 7% to $53.1 million, compared to $49.7 million in the fourth quarter of 2017. This increase was primarily driven by growth in our Life Science business unit, which increased revenue by 19% from $13.7 million to $16.3 million, driven largely by volume increases for our multi-national IVD manufacturing customers, and IVD manufacturing customers in China. Sales in our Diagnostics business increased 2% in the quarter to $36.8 million as volume growth in blood/lead chemistry and respiratory illness assays more than offset pricing and volume pressures in our gastrointestinal assays, including molecular products.

Operating income for the fiscal 2018 fourth quarter decreased $1.7 million to $7.1 million. This decrease primarily results from a $3.8 million increase in restructuring and litigation costs, partially offset by a net $0.6 million decrease in other operating expenses. Excluding the effects of the restructuring and litigation costs in each period, operating income increased 22% over the fiscal 2017 fourth quarter to $11.7 million. R&D spending was down in the quarter due to timing of product development projects. Sales and marketing expenses in the quarter were down due to organization streamlining initiatives, particularly in our Life Science business. General and administrative expenses were up in the quarter due in large part to a new company-wide incentive compensation program. Fiscal fourth quarter operating income in Diagnostics increased slightly driven by sales volume increases offset largely by pricing pressures in certain gastrointestinal products and the impact of increased sales and marketing staff and infrastructure investments. Operating income for the fiscal fourth quarter in Life Science was up 72% driven by revenue growth and the benefit of a lower-cost commercial organization, post restructuring.

Net earnings for the fourth quarter of fiscal 2018 totaled $5.4 million, or $0.13 per diluted share, as compared to $5.7 million, or $0.13 per diluted share, for the fourth quarter of fiscal 2017. On a non-GAAP basis, earnings were $8.6 million, or $0.20 per diluted share, increases of 38% and 33%, respectively. Non-GAAP basis excludes the effect of restructuring and litigation costs in both the fiscal 2018 and 2017 periods, and in fiscal 2018, also excludes certain one-time tax effects of the U.S. Tax Cuts and Jobs Act (the “tax reform act”) enacted in December 2017 (see non-GAAP financial measure reconciliation below).

Jack Kenny, Chief Executive Officer, commented, “We are pleased to report these very positive fourth quarter and full-year results, and believe that they are starting to demonstrate the effectiveness of the realignment and streamlining activities we initiated earlier this year. In addition to very solid finishes to the year in both of our segments, the fourth quarter also included a number of noteworthy corporate governance events including the addition of a new Board member, the appointment of a new Chairman of the Board and the retirement of long time Meridian CEO and Chairman, Jack Kraeutler. On the operational front, the fourth quarter also saw us negotiate a strategic collaboration agreement with DiaSorin to sell Helicobacter Pylori tests, resulting in a signed agreement in early October – an agreement we are confident will be mutually beneficial for both our organizations for years to come. We are eager and excited to build upon these successes and continue the momentum as we progress through fiscal 2019.”

Full Fiscal Year 2018 Results

Total revenue for the fiscal year ended September 30, 2018 totaled $213.6 million, a 6% increase over the $200.8 million achieved in fiscal 2017. This increase reflects growth of 5% (4% on a constant-currency basis) to $150.5 million in Diagnostics, driven largely by volume growth for our respiratory illness assays, and growth of 10% in Life Science (9% on a constant-currency basis) supported by volume increases in all three geographic markets. Life Science revenues in China increased by over 40% on a full year basis.

During fiscal 2018, operating income totaled $31.6 million, a decrease of $5.8 million. This decrease primarily results from a $12.3 million increase in restructuring and litigation costs and a $6.3 million increase in other operating expenses. The effects of these increased expenses were partially offset by a $6.2 million increase in gross profit, reflecting primarily the increase in revenue noted above, and fiscal 2017 including a $6.6 million goodwill impairment charge. Excluding the effects of the restructuring and litigation costs in each period, and fiscal 2017’s goodwill impairment charge, operating income remained relatively flat compared to fiscal 2017 at $44.6 million.

Net earnings totaled $23.8 million, or $0.56 per diluted share, for fiscal 2018, as compared to $21.6 million, or $0.51 per diluted share, in fiscal 2017. On a non-GAAP basis, earnings were $31.7 million, or $0.74 per diluted share, increases of 11% and 10%, respectively, over fiscal 2017’s non-GAAP earnings of $28.7 million, or $0.67 per diluted share. Non-GAAP basis excludes the effect of restructuring costs, litigation costs and certain one-time tax effects of the tax reform act in fiscal 2018; and in fiscal 2017, excludes the effect of restructuring costs, litigation costs and goodwill impairment (see non-GAAP financial measure reconciliation below).

Tax Reform Impact

Our GAAP net earnings for the year include the effects of the tax reform act signed into law during December 2017. Included therein are (i) a benefit of $2.7 million ($0.06 per diluted share) primarily related to the re-measurement of our U.S. net deferred tax liabilities, recorded throughout the fiscal year as follows: $1.7 million, or $0.04 per diluted share, in the first quarter; $0.7 million, or $0.02 per diluted share, in the third quarter; and $0.3 million, or $0.01 per diluted share, in the fourth quarter; and (ii) a charge of $0.9 million ($0.02 per diluted share) for the mandatory U.S. repatriation transition tax, substantially all of which was recorded in the first quarter. Excluding these discrete items, our effective tax rates for the fourth quarter and full-year fiscal 2018 are 25% and 27%, respectively. Approximately 25% of our cash is held outside of the U.S. At this time, we do not expect to repatriate large amounts of cash from overseas subsidiaries.

Cash Dividend Matters

The Board of Directors declared the regular quarterly cash dividend of $0.125 per share for the fourth quarter ended September 30, 2018. The dividend is payable on November 30, 2018 to shareholders of record as of the close of business on November 19, 2018. The Board of Directors has approved the indicated regular quarterly cash dividend rate of $0.125 per share for fiscal 2019, an annual indicated rate of $0.50 per share. The Company regularly evaluates its capital allocation priorities and remains committed to distributing excess capital to shareholders through dividends and other available means absent imminent reinvestment opportunities in the business. The actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including any acquisitions and other factors deemed relevant by the Board.

Fiscal 2019 Guidance

The following is a summary of the company’s financial guidance for the fiscal year ending September 30, 2019:

Consolidated

Net revenues	2%-4% growth

Operating margin	~20%

Tax rate	25.5%

Earnings per Share	$0.74-$0.76

	Diagnostics	Life Science

Net revenues	Low single-digit growth	Low double-digit growth

Operating margin	Down 0-50 bps year-over-year	Continued improvement over run rate

The revenue, earnings and operating margin guidance provided in this press release is derived from expected internal growth and does not include the impact of any acquisitions the Company may complete during fiscal 2019.

FDA Remediation

We continue to make progress with our remediation plan for our blood-chemistry manufacturing facility. We currently expect to submit regulatory documents to reinstate our venous blood claims in early calendar year 2019.

Financial Condition

The Company’s financial condition remains sound. At September 30, 2018, cash and equivalents were $59.8 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility. The Company’s bank-debt obligations totaled $50.2 million as of September 30, 2018.

Conference Call Information

Jack Kenny, Chief Executive Officer, Melissa Lueke, Chief Financial Officer, and Eric Rasmussen, Executive Vice President, Corporate Development, will host a conference call on Thursday, November 8, 2018 beginning at 9:00 a.m. Eastern Time to discuss the results and answer questions. During the conference call, the company will also introduce key elements of its business strategy and discuss other business and financial developments.

To participate in the live call by telephone from the U.S., dial (866) 443-5802, or from outside the U.S., dial (513) 360-6924, and enter the audience pass code 2238529. A replay will be available for 14 days beginning at 12:00 p.m. Eastern Time on November 8, 2018 by dialing (855) 859-2056 and entering pass code 2238529.

FOURTH QUARTER AND FISCAL 2018 UNAUDITED OPERATING RESULTS

(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods of fiscal 2018 and fiscal 2017.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Net revenues	$53,100	$49,697	$213,571	$200,771
Cost of sales	20,950	19,067	83,110	76,479

Gross profit	32,150	30,630	130,461	124,292

Operating expenses
Research and development	3,625	4,524	16,870	16,036
Selling and marketing	8,506	8,743	34,468	32,388
General and administrative	8,333	7,794	34,488	31,096
Restructuring costs	3,601	134	8,706	134
Litigation costs	975	628	4,345	628
Goodwill impairment charge	-	-	-	6,628

Total operating expenses	25,040	21,823	98,877	86,910

Operating income	7,110	8,807	31,584	37,382
Other expense, net	(232)	(173)	(1,204)	(953)

Earnings before income taxes	6,878	8,634	30,380	36,429
Income tax provision	1,444	2,908	6,531	14,872

Net earnings	$5,434	$5,726	$23,849	$21,557

Net earnings per basic common share	$0.13	$0.14	$0.56	$0.51
Basic common shares outstanding	42,391	42,205	42,325	42,188

Net earnings per diluted common share	$0.13	$0.13	$0.56	$0.51
Diluted common shares outstanding	42,821	42,616	42,754	42,571

Non-GAAP Financial Measures
(see non-GAAP financial measure reconciliation below)
Operating income	$11,686	$9,569	$44,635	$44,772
Net earnings	8,579	6,221	31,705	28,680
Net earnings per diluted common share	$0.20	$0.15	$0.74	$0.67

Condensed Balance Sheet Data

	September 30,
	2018	2017
Cash and equivalents	$59,763	$57,072
Working capital	114,880	110,988
Long-term debt	50,180	54,647
Shareholders’ equity	175,418	169,585
Total assets	251,377	249,777

Segment Data

The following table sets forth the unaudited revenue and segment data for the interim and annual periods in fiscal 2018 and fiscal 2017 (in thousands).

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Net Revenues - By Product Platform/Type
Diagnostics
Molecular assays	$7,784	$8,269	$34,011	$33,901
Immunoassays & blood chemistry assays	29,030	27,723	116,443	109,620

Total Diagnostics	36,814	35,992	150,454	143,521

Life Science
Molecular reagents	6,648	6,105	24,613	21,998
Immunological reagents	9,638	7,600	38,504	35,252

Total Life Science	16,286	13,705	63,117	57,250

Total Net Revenues	$53,100	$49,697	$213,571	$200,771

Net Revenues - By Disease State/Geography
Diagnostics
Gastrointestinal assays	$19,172	$20,194	$78,803	$78,068
Respiratory illness assays	6,134	4,752	28,908	23,662
Blood chemistry assays	5,581	4,994	19,109	18,212
Other	5,927	6,052	23,634	23,579

Total Diagnostics	36,814	35,992	150,454	143,521

Life Science
Americas	5,118	4,296	20,792	19,978
EMEA	6,187	5,402	24,530	21,968
ROW	4,981	4,007	17,795	15,304

Total Life Science	16,286	13,705	63,117	57,250

Total Net Revenues	$53,100	$49,697	$213,571	$200,771

Geographic Regions

Americas = North and Latin America

EMEA = Europe, Middle East and Africa

ROW = Rest of World

OPERATING INCOME

Diagnostics(1)	$6,775	$6,696	$29,701	$23,848
Life Science	4,905	2,860	14,912	14,086
Restructuring and Litigation Costs	(4,576)	(762)	(13,051)	(762)
Eliminations	6	13	22	210

Total Operating Income	$7,110	$8,807	$31,584	$37,382

(1) Twelve Months Ended September 30, 2017 includes a goodwill impairment charge of $6.6 million.

NON-GAAP FINANCIAL MEASURES

In this press release, we have supplemented our reported GAAP financial information with information on operating expenses, operating income, net earnings, basic earnings per share and diluted earnings per share excluding the effects of restructuring costs, litigation costs, goodwill impairment charge, and certain one-time tax effects of the tax reform act. We have provided in the tables below reconciliations of operating expenses, operating income, net earnings, basic earnings per share and diluted earnings per share, with and without the effects of these non-routine items, for the fourth quarters and fiscal years ended September 30, 2018 and September 30, 2017.

We believe this information is useful to an investor in evaluating our performance because:

1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and

2.

These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

Revenue reported on a constant-currency basis is also a non-GAAP measure and is calculated by applying current period average foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant-currency basis to better measure the comparability of the results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, management believes that evaluating revenue changes on a constant-currency basis provides an additional and meaningful assessment of revenue to both management and investors.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

FOURTH QUARTER AND FISCAL YEAR

GAAP TO NON-GAAP RECONCILATION TABLES

(In Thousands, Except per Share Data)

	Three Months		Twelve Months
	Ended September 30,		Ended September 30,
	2018	2017	2018	2017
Operating Expenses -
U.S. GAAP basis	$25,040	$21,823	$98,877	$86,910
Restructuring costs	(3,601)	(134)	(8,706)	(134)
Litigation costs	(975)	(628)	(4,345)	(628)
Goodwill impairment charge	-	-	-	(6,628)

Adjusted Operating Expenses	$20,464	$21,061	$85,826	$79,520

Operating Income -
U.S. GAAP basis	$7,110	$8,807	$31,584	$37,382
Restructuring costs	3,601	134	8,706	134
Litigation costs	975	628	4,345	628
Goodwill impairment charge	-	-	-	6,628

Adjusted Operating Income	$11,686	$9,569	$44,635	$44,772

Net Earnings -
U.S. GAAP basis	$5,434	$5,726	$23,849	$21,557
Restructuring costs*	2,693	87	6,430	87
Litigation costs*	738	408	3,205	408
Goodwill impairment charge	-	-	-	6,628
One-time benefit from tax law change	(308)	-	(2,655)	-
Repatriation transition tax	22	-	876	-

Adjusted Earnings	$8,579	$6,221	$31,705	$28,680

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.13	$0.14	$0.56	$0.51
Restructuring costs	0.06	-	0.15	-
Litigation costs	0.02	0.01	0.08	0.01
Goodwill impairment charge	-	-	-	0.16
One-time benefit from tax law change	(0.01)	-	(0.06)	-
Repatriation transition tax	-	-	0.02	-

Adjusted Basic EPS	$0.20	$0.15	$0.75	$0.68

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.13	$0.13		$0.56	$0.51
Restructuring costs	0.06	-		0.15	-
Litigation costs	0.02	0.01		0.07	0.01
Goodwill impairment charge	-	-		-	0.16
One-time benefit from tax law change	(0.01)	-		(0.06)	-
Repatriation transition tax	-	-		0.02	-

Adjusted Diluted EPS	$0.20	$0.15	**	$0.74	$0.67	**

*	Net of tax.
**	Does not sum to total due to rounding.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Specifically, Meridian’s forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events and operating performance. Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian’s operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with the ramp up of new products could cause actual results to differ from expectations. Meridian relies on proprietary, patented and licensed technologies. As such, the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process. The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the outcome of goodwill impairment testing and the impact of possible goodwill impairments on Meridian’s earnings and financial results. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof initiated by Congress or the presidential administration, and any similar initiatives in other countries on its results of operations. Efforts to reduce the U.S. federal deficit, breaches of Meridian’s information technology systems, and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and revenues. In the past, the Company has identified a material weakness in our internal control over financial reporting, which has been remediated, but the Company can make no assurances that a material weakness will not be identified in the future, which if identified and if not properly corrected, could materially adversely affect our operations and result in material misstatements in our financial statements. In addition to the factors described in this paragraph, as well as those factors identified from time to time in our filings with the Securities and Exchange Commission, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Jack Kenny

Chief Executive Officer

Meridian Bioscience, Inc.

Phone:  513.271.3700

Email:  mbi@meridianbioscience.com

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